UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2020

CLEARFIELD, INC.

(Exact Name of Registrant as Specified in Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

000-16106	41-1347235
(Commission File No.)	(IRS Employer Identification No.)

7050 Winnetka Avenue North, Suite 100, Brooklyn Park, MN 55428

(Address of Principal Executive Offices)(Zip Code)

(763) 476-6866

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	CLFD	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02.	Departure Of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

FY 2021 Base Salaries

On December 10, 2020, the Board of Directors of Clearfield, Inc. (the “Company”) approved, based on the recommendation of the Compensation Committee, increases in the annual base salaries of the Company’s current executive officers (the “Executives”) for fiscal year 2021 to the following amounts: Cheryl Beranek, Chief Executive Officer, $361,753, or a 3% increase; John Hill, Chief Operating Officer, $361,753, or a 3% increase; and Daniel Herzog, Chief Financial Officer, $240,032, or a 10% increase.

FY 2021 Cash Bonus Program

On December 10, 2020, the Board of Directors of the Company adopted the fiscal year 2021 cash bonus program (the “Program”) for company employees, including the Executives. The Program and the Executives’ participation in the Program was recommended by the Company’s Compensation Committee. The Compensation Committee retains the discretion to modify the terms of the Program and to grant cash bonuses or other compensation to the Executives and other employees outside the Program.

Under the Program, the Compensation Committee determined three performance goals relating to the Company’s revenue for fiscal year 2021. The Compensation Committee also determined the cash bonus that each Executive could earn as a percentage of her or his base salary for achievement of the three performance goals. The following table shows the cash bonus as a percentage of base salary that may be earned by each of the Executives under the Program upon the Company’s achievement of each of the three performance goals for fiscal year 2021 revenue.

Executive Officer and Title
	Level 1 Revenue Achieved	Level 2 Revenue Achieved	Level 3 Revenue Achieved
Cheryl Beranek Chief Executive Officer	60%	100%	150%

John Hill Chief Operating Officer	60%	100%	150%

Daniel Herzog Chief Financial Officer	20%	50%	75%

Under the Program, achievement of the revenue performance goal at less than the first level results in no cash bonus under the Program. Between the levels of fiscal year 2021 revenue achievement, the Executive’s bonus opportunity will be prorated. If the Company’s actual performance exceeds the third level of fiscal year 2021 revenue achievement, any bonus in excess of the maximum percentage of base salary stated above will be at the discretion of the Compensation Committee and the Board of Directors.

The Compensation Committee will determine fiscal year 2021 revenue achievement following the end of fiscal year 2021 and will then calculate the cash bonus amount earned under the Program by those Executives who continue to be employed as of the end of the fiscal year. Under the Program, for the first, minimum level, fiscal year 2021 revenue will be determined in conformity with accounting principles generally accepted in the United States of America (GAAP). In accordance with the Program, the Company’s gross profit percentage for fiscal year 2021 will also be calculated in accordance with GAAP. For the purposes of determining revenue achievement above the first level, the achievement of gross profit percentage in excess of a minimum amount set by the Compensation Committee will increase the revenue deemed achieved by the Company for fiscal year 2021 based on a formula

Director Restricted Stock Awards and Retainers

On December 10, 2020, the Board of Directors approved, based on the recommendation of the Compensation Committee, an increase in the value of the annual restricted stock award for each non-employee director elected at the 2021 Annual Meeting of the Shareholders by $1,250, from $12,500 to $13,750 as of the grant date. The restricted stock will be granted under the Company’s 2007 Stock Compensation Plan as of the first business day following the 2021 Annual Meeting of the Shareholders and the restrictions lapsing on the first business day prior to the 2022 Annual Meeting of Shareholders. On the same day, the Board of Directors approved, based on the recommendation of the Compensation Committee, an increase of $1,250 in the annual cash retainer to be paid to each non-employee director from $12,500 to $13,750. The Board of Directors also approved, based on the recommendation of the Compensation Committee, an increase in the annual cash retainer to be paid to the Audit Committee chair from $3,125 to $3,438.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARFIELD, INC.

	By:	/s/ Cheryl Beranek
Dated: December 15, 2020		Cheryl Beranek, Chief Executive Officer